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Arden Realty, Inc.
Transcript of Fourth Quarter 2005 Earnings Release Conference Call

February 9, 2006

10 a.m. PST

OPERATOR:  Good day, ladies and gentlemen.  Welcome to the Arden Realty fourth quarter 2005 earnings conference call.  Today’s call is being recorded. And now for opening remarks and introductions, I will turn the call over to Mr. David Swartz, General Counsel. Please go ahead sir.

DAVID SWARTZ, SENIOR VICE PRESIDENT AND GENERAL COUNSEL, ARDEN:  Thank you.  Good morning.

Everyone should have a copy of our fourth quarter 2005 earnings release and supplemental information.  If not, this information can be obtained from our website at Ardenrealty.com in the Investor Information section under “Annual and Financial Reports.”

Additionally we are offering a live webcast of today’s call which can be accessed at Ardenrealty.com in the Investor Information section under “Earnings Conference Call Webcast.”

This call may contain forward-looking statements based on current expectations, forecasts and assumptions and involve risks and uncertainties which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions.  These risks and uncertainties include the national and Southern California economic climate, the effects of recent acts of terrorism on our operations and the operations of our tenants, Southern California real estate conditions, the perceptions of perspective tenants of the attractiveness of our properties, our ability to manage and maintain our properties and secure adequate insurance, potential increases in operating costs including real estate taxes and utilities, changes in applicable laws including tax laws and interest rate levels and availability of financing.

For a further list and description of such risks and uncertainties see the reports we file with the Securities and Exchange Commission.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Also, during this conference call the Company may discuss non-GAAP financial measures as defined by SEC Regulation G.  A reconciliation of each non-GAAP measure to the most directly comparable GAAP financial measure can be found in our press release and on pages 27 through 29 of our Supplemental Information Package.

In connection with the proposed transaction with General Electric Capital Corporation, Trizec Properties, Inc. and Trizec Holdings Operating LLC, Arden Realty, Inc. will file a proxy statement with the Securities and Exchange Commission.  Investors and security holders are advised to read the proxy statement when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Arden Realty, Inc. at the Securities and Exchange Commission’s website at www.sec.gov.  The proxy statement and such other documents may also be obtained for free from us by directing such request to Arden Realty, Inc., Attention:  Tanya Enriquez, 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, CA 90025, Telephone:  (310) 966-2600.

Arden Realty, Inc. and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction.  Information concerning the interests of Arden Realty, Inc.’s participants in the solicitation will be set forth in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

I will now turn the call over to Richard Ziman our Chairman and Chief Executive Officer.

RICHARD ZIMAN, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ARDEN:  Thank you, David.  Welcome everyone, to our fourth quarter 2005 conference call.  If all goes as we hope it does, and we believe it will, this will be our last quarterly earnings call.

On the call this morning are Victor Coleman, our President and COO, who will give you a detailed update of our leasing and market activities and Rick Davis, our Chief Financial Officer who will discuss our financial results.  Also with us are Robert Peddicord, Executive VP of Leasing and Operations, Howard Stern, our Senior Vice President and Chief Investment Officer, David Swartz, our General Counsel, Amy Ko, First Vice President in Finance and Andres Gavinet, our Chief Accounting Officer.

I’d like to begin by acknowledging the execution of the definitive agreement of the proposed merger between Arden Realty and GE Real Estate on December 21st, 2005.  I expect that by now, many of you are all familiar with the terms of the proposed transaction—a total consideration of approximately $4.8 billion which includes the concurrent acquisition by Trizec Properties of 4.1 million square feet of the Arden portfolio, concentrated in West Los Angeles and San Diego, for approximately $1.6 billion.  The GE transaction to purchase 100% of Arden for $45.25 cash for each common share and assumption of debt of approximately $1.6 billion is not subject to the closing of the Trizec transaction, but we strongly believe both will occur simultaneously.

With respect to timing, we will be filing our proxy statement shortly and depending on the level of review by the SEC and our subsequent shareholder vote, we hope to close the proposed merger transaction by the end of the first quarter or early in the second quarter of this year.

As I stated at the time of the public announcement, this merger would combine the global reach and resources of GE Real Estate and the regional expertise and leverage of Arden Realty to produce a dynamic new real estate presence in Southern California and the establishment of a platform for expansion throughout the Western region of the United States.

Regarding our dividend payout, in accordance with certain dollar guidelines contained in the merger agreement, we expect to continue to declare and pay regular quarterly dividends to our common stockholders of record for each full fiscal quarter ending prior to the closing of the merger.  There will be no prorated dividend paid for the quarter in which the closing occurs. Instead, there will be an equivalent amount which will be paid in the form of additional merger consideration.

As I indicated earlier, ultimately, it is up to our shareholders to approve or reject the transaction, but since signing the merger agreement, we have been working closely with GE Real Estate executives, the GE Integration Team and Trizec management and have established a great sense of teamwork and respect between our three organizations that bodes well for the transition process.

GE has expressed that the vitality of the Southern California economy, the expertise and culture of Arden and its employees and the ability to grow and expand Arden, together with the intrinsic value of our portfolio as a base, are some of the core reasons they targeted Arden as an outstanding investment.

I believe that this proposed transaction is not only a demonstration of a strong diversified economy in Southern California and Arden’s valuable real estate portfolio, but also a testimony of the ability of Arden’s management team and employees for creating value and generating a strong current return for our investors and tremendous benefits in the future for GE.  This transaction reflects the teamwork and expertise of over fifteen years in which Arden truly built its brand as the pre-eminent office landlord in Southern California.  I’m very proud of that fact and of everyone at Arden who has contributed to our strong reputation in the commercial real estate industry.

As I mentioned earlier, if our stockholders approve the merger and we complete the transaction as planned, this will be our last quarterly earnings call.  So I would like to take this opportunity to thank all of our shareholders, those analysts and portfolio managers who represent our large number of institutional shareholders and in particular, the analysts that have provided coverage of Arden.  Your support through these almost 10 years as a public company has helped, significantly, to ensure our great success, and I thank you.

With that, I will now turn the call over to Rick to cover financial detail.

RICK DAVIS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, ARDEN:  Thanks Richard.

Our fully diluted net income for the fourth quarter was $0.07 a share, operating earnings were $0.06 a share and funds from operations were $0.58 a share.  For the full year, fully diluted net income was $0.98 a share and FFO was $2.40 a share.   Our FAD payout ratio for the fourth quarter was 124.7%, slightly higher than for the full year.

Excluding $3.6 million of GE transaction related expenses, fully diluted net income for the fourth quarter was $0.12 a share and FFO was $0.63 a share, the top end of our estimate for the quarter.  Excluding these transaction related expenses for the full year, our fully diluted net income was $1.03 a share, FFO was $2.46 a share, and our FAD payout ratio was 120%.

Recurring CapEx was $0.17 a foot in Q4 and $0.81 a foot for the year compared to $0.30 a foot in 2004, primarily due to several large elevator renovation projects that we completed in 2005.   Non-recurring CapEx totaled $0.12 a foot in the fourth quarter and was impacted by a large CapEx project at our 707 Broadway building in San Diego. This project was part of our underwriting when we acquired this building last January.

Turning to our operating results, our Same Store NOI decreased by 1.3% on a GAAP Basis and was up by 40 basis points on a Cash Basis compared to Q4 of last year.  The decrease in GAAP results from the fourth quarter of 2004 was mainly driven by lower straight-line rents and higher repair and maintenance expenses this past quarter; partially offset by higher rental revenue from a 30 basis point gain in average occupancy compared to 2004.   Straight-line rents were higher in 2004 primarily due to more free and reduced initial rents granted on both new and renewal transactions than in 2005.  Repair and maintenance expenses were higher this past quarter due to increases in contractual maintenance costs, including janitorial, engineering and security and the timing of certain projects.   Excluding lease termination fees and non-recurring items in both periods, Same Store NOI increased by 1.2% on a GAAP Basis and by 50 basis points on a Cash Basis for the fourth quarter.

For the full year, Same Store NOI was flat on a GAAP Basis and increased by 60 basis points on a Cash Basis, mainly driven by higher rental revenues from a 90 basis point gain in average occupancy in 2005.  These revenue gains were again partially offset by lower straight-line rents and higher repair and maintenance expenses in 2005.

Rent growth was up 2.9% on a GAAP Basis and was down 4.2% on a Cash Basis for the fourth quarter.   For the full year, Cash Rents were down 3% and rolled up by 4.1% on a GAAP Basis.

The Cash Basis roll-down was impacted by a large early renewal transaction we signed in September 2004, with the new lower cash rent commencing in October of 2005.  Excluding this lease, cash rents would have decreased by 2 ½ % in Q4 and for the full year.

Our portfolio occupancy increased by 60 basis points over Q3 to 91.9% and was 93.3% leased at the end of the year.  Our occupancy gains in Q4 were driven by continued solid leasing velocity, which combined with the consistent levels of retention and lower defaults resulted in positive absorption of about 114,000 feet for the quarter.  Our retention rate in the fourth quarter was 67%, which equaled our retention for the full year and was in-line with our expectations.

We completed a total of 975 lease transactions totaling 4.3 million feet during 2005, split fairly evenly between new and renewal leases.  This total velocity was in-line with our expectations and included 110,000 feet of new leasing over the 2004 level.

Looking to our operating results on page 9 of our Supplemental Package.  First on the revenue side, Cash Rents were up $800,000 compared to Q3; primarily due to increases in occupancy and scheduled rent increases throughout the portfolio and from our acquisition of a building in Agoura Hills in Q3.

Straightline rents declined by about $700,000 from Q3 primarily due to the turnover of older leases throughout the portfolio, further reductions of free and reduced initial rents on new and renewal transactions and additional reserves for tenants on our watch list.

Other rental operations were consistent with last quarter.  Lease termination fee income was about $2.1 million in Q4 just slightly higher than the $1.9 million we recognized in the third quarter.   Lease termination fees for the full year totaled $5.1 million.

Now, moving on to the expense side.   Repairs and Maintenance increased by $700,000 over Q3, primarily due to the timing of certain projects.

Utility costs were about $2.0 million lower than the third quarter, due to seasonality, and Property Taxes decreased by $850,000 from Q3, primarily due to refunds received on property assessment appeals that partially offset higher taxes from our third quarter acquisition of the Agoura Hills building.

On the Corporate G&A side, our costs increased by about $3.6 million from Q3 due to the GE transaction related expenses.

As you’ll note on page 7 of our Supplemental, we had gains of about $350,000 in Q4 related to lower than estimated closing costs for the properties we sold at the end of Q3 which were finalized after closing.

On the financing side, we extended the maturity of our $25 million bridge loan with Wells Fargo that was scheduled to mature in January to April of this year.

With that I’ll turn the call over to Victor.

VICTOR COLEMAN, PRESIDENT AND CHIEF OPERATING OFFICER, ARDEN:  Thanks, Rick.  Hello everybody.

I’ll stick with the usual format and give a quick synopsis of the Southern California marketplace and then drill down to our portfolio.  The market information is from various published reports including data from C.B. Richard Ellis as well as our own market knowledge.  As usual, all rental rates referenced will be on a Full Service Gross Basis.

First, let me touch on net absorption and vacancy.  Overall, 3.4 million feet was absorbed in Southern California in the fourth quarter, with over 10 million feet of net absorption for the full year.

Los Angeles County absorbed about 2.0 million feet of space in Q4, with 4 ½ million feet absorbed in all of 2005.  The West and North Los Angeles markets each had over 1 ½ million feet of positive net absorption and the South Los Angeles market absorbed over ½ million feet of space in 2005.

In Orange County continued a strong trend, posting 1.0 million feet of positive net absorption in the fourth quarter and over 4.0 million feet absorbed for the full year.

San Diego absorbed about 1 ½ million feet for the full year with ½ million feet of that total coming in Q4.

Southern California’s direct vacancy decreased by 70 basis points in the fourth quarter to just over 9.0%.  The direct vacancy for our markets declined by 80 basis points in the fourth quarter, and by 3% over the last 12 months, to 8 ½ %, compared to our portfolio’s vacancy of 8.1%.

Los Angeles County’s overall direct vacancy decreased by 60 basis points to 10.7% in the fourth quarter with West LA decreasing by 1% to 8.9%, North LA vacancy decreased by 50 basis points to 7.3% and South Los Angeles’ vacancy decreased by over 2% to 16.5%.

Orange County’s overall direct vacancy decreased by 60 basis points to an all-time low of 6.2% and San Diego’s vacancy decreased by 70 basis points to 8.9% in Q4.

In terms of rents, average market rental rates for the markets we’re in increased by 2 % in the fourth quarter, and by 5 ½ % for the full year, averaging $26 ½ to $27 ½ a foot.

In Los Angeles, rental rates in our markets increased by 1.3 % during the fourth quarter, and by over 3% for the full year, to an average of $27 to $28 per foot.   Rents in the West LA area increased by 1 ½ % to $34 to $35 a foot and were up by 2% in North Los Angeles in Q4 to $27 to $28 a foot.  Rents in South Los Angeles remained flat at $21 to $23 a foot.

In Orange County, rental rates increased by 1% during Q4, and by 5 ½ % for the year, to an average of $25 ½ to $26 ½ a foot.

And finally, rents in San Diego increased by 3% during Q4, and by 13 ½ % for the full year, to an average of $26 to $27 a foot.

In terms of supply, Southern California remained steady, with 6 ½ million feet, or 2.0% of total inventory, under construction at the end of the year.  In 2005, there was approximately 2.3 million feet of new supply delivered in Southern California, adding less than 1% to the 320 million square foot inventory.

In 2006, Los Angeles County is expected to add a little over 1.0 million feet of new space, or about ½ of 1% of total inventory.  With 2 ½ million feet, San Diego is scheduled to deliver the largest percentage of new space in 2006, adding 5% to its 51 million foot inventory.  Orange County is also slated to add 2 ½ million feet of new space representing 2 ½% of total inventory.

Turning to concessions.  TI’s and leasing commissions in the fourth quarter averaged $22 to $23 a foot for new deals and slightly above $11 per foot for renewal transactions and were both in-line with the average of the last several quarters.

Before I wrap up, let me give you a quick summary on our capital recycling activities in 2005.  On the disposition side, we sold eight properties with over 1.0 million feet for just under $150 million.  On the acquisition side, we acquired two properties in San Diego County and two assets in Los Angeles County totaling 1.3 million feet for just under $350 million.

That wraps up our prepared remarks.  But, as Richard mentioned earlier, we plan to file the initial proxy statement for the GE transaction shortly.  Due to various disclosure rules, we’ll be limited in commenting on certain aspects of this transaction until the proxy is filed.

Operator, with that I’d like to open it up for questions at this time.

OPERATOR:  Thank you, if you would like to ask a question today, please do so by pressing the star key followed by the digit one on your touch tone telephone.  If you’re using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, please press star one to ask a question.  And we’ll pause for a moment to assemble our roster.  And we’ll go first to Chris Haley from Wachovia.

CHRIS HALEY, WACHOVIA:  Good morning to you all in Los Angeles.

RICHARD ZIMAN:  Good morning.

VICTOR COLEMAN:  Hi, Chris.

CHRIS HALEY:  Gentlemen, thank you very much for a good ride. Assuming everything goes well for the transaction, I wanted to express my gratitude for the time and the effort over the years and more importantly, congratulations to you and your team for building an enterprise that is certainly being valued well.

VICTOR COLEMAN:  Thank you, Chris.

CHRIS HALEY:  Before I let you go, if I could get a sense, just looking at the near term '06, '07 expirations per your supplemental, how would you look at the expiration or rollover issues between the A assets of your portfolio that one of the partners in the transaction is looking at versus the rollover exposure in the rest of the portfolio?

VICTOR COLEMAN:  Hey, Chris, this is Victor.  You know what, the portfolio in terms of expirations for '06 is fluid across the portfolio. It’s not weighted in any one specific region or any specific assets. The only thing I can say is that in '06, the expiration schedule is slightly lower than it was in '05, totaling roughly around 14%.

CHRIS HALEY:  Okay.  Last question, on net effective rents, looking at where you had previously given '06 guidance, I know you obviously won’t comment on '06 guidance, it’s not needed anymore, but would you say that the changes in the market are consistent with what your expectations might have been in terms of improvements or are you ahead or behind the net effective positions you thought you would be in today?

VICTOR COLEMAN:  Well, no, they’re definitely consistent.  As I mentioned, in San Diego for the year, you had rental rate growth of over 13%. I mean that’s exceptional. I think in Orange County and Los Angeles, in the 5 to 6% was exactly what we anticipated to be and consistently, that going forward is what our anticipation is in those two marketplaces and San Diego might be slightly less than what they had last year, which was a great year for them.

CHRIS HALEY:  Okay. Thank you very much.

VICTOR COLEMAN:  You got it.

OPERATOR:  And we’ll go next to John Fourrey from Merrill Lynch.

JOHN FOURREY, MERRILL LYNCH:  Yes, hi. Thank you. I was wondering if you could give any indication what would happen to your unsecured bonds following the GE acquisition.  Is GE looking to guarantee those or will they possibly tender for them due to the financial restrictive covenants?

RICHARD ZIMAN:  Yes, this is Dick Ziman. To our knowledge, GE hasn’t determined what Arden indebtedness it intends to assume or retire, and that will be determined in the future.

JOHN FOURREY:  Thank you.

OPERATOR:  Once again, it is star one to ask a question and next to Dave Aubuchon with A.G. Edwards.

DAVE AUBUCHON, A.G. EDWARDS:  Thank you. Dick, you have been widely recognized as a pretty savvy market timer.  What’s your take on the southern California economy as a whole right now and maybe what the differences are versus the past early 90s, which were obviously pretty ugly?

RICHARD ZIMAN:  Well, obviously the economy here is very good.  Southern California is diversified and strong, and we’re looking forward to a robust economy moving forward.  I don’t think you can compare this economy at all to what was going on in the early 90s.  In the early 90s, you had massive overbuilding, you had savings and loans and banks way underwater, being taken over, there was massive layoffs in the aerospace and other industries.  There’s just no comparison to then as to now.

DAVE AUBUCHON:  So you think supply is obviously shored up and that demand continues at a stable pace going forward.

RICHARD ZIMAN:  You heard the numbers from Victor.

DAVE AUBUCHON:  What is your opinion of the, I guess, exposure to the mortgage industry in Orange County?

RICHARD ZIMAN:  Well you know what, quite honestly, that will be determined in the future. It’s hard for us sitting here to tell what it really could or would be.  Right now, we’re not seeing any catastrophic events or anything that would indicate meaningful direction yet.

DAVE AUBUCHON:  Okay. Congratulations.

RICHARD ZIMAN:  Thanks.

VICTOR COLEMAN:  Thanks, Dave.

OPERATOR:  And once again, that is star one for a question. Star one for a question. And we’ll pause for a moment.

RICHARD ZIMAN:  Well, if there are no further questions—

OPERATOR:  There are no further questions at this time.

RICHARD ZIMAN:  In closing, as I mentioned, we’re working very diligently with GE and Trizec and addressing all the questions from our shareholders and hopefully we’ll have the transaction closed as I indicated earlier— in late March, early April. And thanks again for always listening to our earnings conference call and have a great day.

OPERATOR:  And that does conclude today’s conference.  We thank you for your participation and you may disconnect at this time.

END